UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Ecology and Environment, Inc.

(Name of Registrant as Specified In Its Charter)

Mill Road Capital II, L.P.

Mill Road Capital II GP LLC

Mill Road Capital Management LLC

Thomas E. Lynch

Scott P. Scharfman

Justin C. Jacobs

Michael El-Hillow

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mill Road Capital II, L.P. issues open letter to Class A shareholders of Ecology and Environment, Inc.

March 13, 2017 – GREENWICH, Conn. – Today, Mill Road Capital II, L.P. issued the following open letter to the Class A shareholders of Ecology and Environment, Inc.

To Our Fellow Class A Shareholders of Ecology and Environment, Inc.:

As you may be aware, Thursday, April 20, 2017 is the date of the 2017 Annual Meeting of Shareholders of Ecology and Environment, Inc. (Nasdaq: EEI). You likely have received the company’s proxy materials asking you to elect two directors nominated by EEI as Class A directors to the Board of Directors by returning the company’s white proxy card.

STOP

We strongly urge shareholders: do NOT respond to any solicitation made by the company and do NOT return a white proxy card. The Annual Meeting is over one month away and you will have a choice for the leadership of EEI. Even if you have already voted, you can still change your vote at any time.

LOOK

You will soon receive our definitive proxy materials including our GREEN proxy card. Mill Road has nominated two Class A directors to the Board of EEI as alternatives to the candidates nominated by the Board. Our candidates are Justin C. Jacobs and Michael El-Hillow. We urge you to review our definitive proxy materials before casting your vote.

LISTEN

Mill Road believes that the experience and talents of Mr. Jacobs and Mr. El-Hillow make them desirable candidates for election as Class A directors. Mill Road further believes that the Nominees’ election to the Board would help EEI address its declining share price and improve its performance. Our candidates have proven track records of improving operating performance and increasing shareholder value. Our candidates also bring a deep understanding of the financial markets and experience successfully closing and integrating acquisitions. One of our candidates, Mr. El-Hillow is a completely independent nominee with no affiliation with Mill Road.

You deserve the opportunity to review all proxy materials and decide for yourself who will best serve your interests as shareholders. If you have any questions, please feel free to call our proxy solicitor, InvestorCom, toll-free at (877) 972-0090. We appreciate your consideration.

Respectfully,

Mill Road Capital II, L.P.

STOP

Do not return the company’s white proxy card – You have over one month to decide

LOOK

Look for our proxy materials with the GREEN proxy card

LISTEN

Review all proxy materials and decide for yourself

Additional Information

On March 9, 2017, Mill Road Capital II, L.P. filed a revised preliminary proxy statement on Schedule 14A for the election of its slate of Class A director nominees at the 2017 Annual Meeting of Shareholders of Ecology and Environment, Inc. (the “Annual Meeting”). Prior to the Annual Meeting, you will receive our definitive proxy statement together with a GREEN proxy card. CLASS A SHAREHOLDERS OF ECOLOGY AND ENVIRONMENT, INC. ARE URGED TO READ OUR DEFINITIVE PROXY STATEMENT CAREFULLY WHEN AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN SUPPORT OF OUR NOMINEES. The preliminary proxy statement is available, and our definitive proxy statement will be available, at no charge on the SEC’s website at http://www.sec.gov. In addition, InvestorCom will provide copies of our definitive proxy statement and GREEN proxy card without charge upon request. Shareholders with questions are invited to call InvestorCom at (877) 972-0090. The participants in the proxy solicitation are Mill Road, Mill Road Capital II GP LLC, Mill Road Capital Management LLC, Thomas E. Lynch, and Scott P. Scharfman.

About Mill Road Capital

Mill Road Capital is a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada. The firm has flexible, long-term capital with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or execute going-private transactions. The firm has raised approximately $670 million of aggregate equity capital commitments and has offices in Greenwich, CT and the San Francisco Bay Area. More information can be found at http://www.millroadcapital.com.

Contact:

John Glenn Grau

InvestorCom

(203) 972-9300